Exhibit 99.2

Ford Motor Company and Subsidiaries
SECTOR STATEMENT OF INCOME
For the Periods Ended September 30, 2003 and 2002
(in millions, except per share amounts)

	Third Quarter		Nine Months

	2003	2002	2003	2002

	(unaudited)		(unaudited)
AUTOMOTIVE
Sales	$30,337	$32,396	$98,719	$99,764
Costs and expenses
Cost of sales	28,437	30,568	91,205	92,736
Selling, administrative and other expenses	2,536	2,467	7,321	7,140

Total costs and expenses	30,973	33,035	98,526	99,876

Operating income/(loss)	(636)	(639)	193	(112)

Interest income	445	378	727	661
Interest expense	373	340	915	1,037

Net interest income/(expense)	72	38	(188)	(376)
Equity in net income/(loss) of affiliated companies	(45)	(17)	48	(97)

Income/(loss) before income taxes — Automotive	(609)	(618)	53	(585)
FINANCIAL SERVICES
Revenues	6,551	6,942	19,727	21,242
Costs and expenses
Interest expense	1,552	1,868	4,794	5,741
Depreciation	2,095	2,530	6,939	7,631
Operating and other expenses	1,342	1,180	3,767	3,832
Provision for credit and insurance losses	530	792	1,802	2,523

Total costs and expenses	5,519	6,370	17,302	19,727

Income/(loss) before income taxes — Financial Services	1,032	572	2,425	1,515

TOTAL COMPANY
Income/(loss) before income taxes	423	(46)	2,478	930
Provision for/(benefit from) income taxes	141	81	672	350

Income/(loss) before minority interests	282	(127)	1,806	580
Minority interests in net income/(loss) of subsidiaries	45	117	245	285

Income/(loss) from continuing operations	237	(244)	1,561	295
Income/(loss) from discontinued/held-for-sale operations	2	(27)	(4)	(48)
Loss on disposal of discontinued/held-for-sale operations	—	(55)	(5)	(95)
Cumulative effect of change in accounting principle	(264)	—	(264)	(1,002)

Net income/(loss)	$(25)	$(326)	$1,288	$(850)

Income/(loss) attributable to Common and Class B Stock after Preferred Stock dividends	$(25)	$(330)	$1,288	$(861)
Average number of shares of Common and Class B Stock outstanding	1,831	1,822	1,832	1,814
AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.13	$(0.14)	$0.85	$0.16
Income/(loss) from discontinued/held-for-sale operations	—	(0.01)	—	(0.03)
Loss on disposal of discontinued/held-for-sale operations	—	(0.03)	—	(0.05)
Cumulative effect of change in accounting principle	(0.14)	—	(0.15)	(0.55)

Net income/(loss)	$(0.01)	$(0.18)	$0.70	$(0.47)

Diluted income/(loss)
Income/(loss) from continuing operations	$0.13	$(0.14)	$0.81	$0.16
Income/(loss) from discontinued/held-for-sale operations	—	(0.01)	—	(0.03)
Loss on disposal of discontinued/held-for-sale operations	—	(0.03)	—	(0.05)
Cumulative effect of change in accounting principle	(0.14)	—	(0.13)	(0.55)

Net income/(loss)	$(0.01)	$(0.18)	$0.68	$(0.47)

Cash dividends	$0.10	$0.10	$0.30	$0.30